UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

 Exchange Act of 1934

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ACORN ENERGY, INC.

  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.

3903 Centerville Road

Wilmington, Delaware 19807

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, on September 20, 2013 at 1:00 p.m. Eastern Daylight Time, for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	the election of seven directors to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified;

(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013;

(3)	consider an advisory vote on the compensation of the Company’s named executive officers;

(4)	approval of the Company's 2006 Stock Incentive Plan pursuant to Internal Revenue Code Section 162(m); and

(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. You are also invited to be our guest for a buffet lunch to be held before the Annual Meeting beginning at 12:00 noon Eastern Daylight Time at The Union League Club of New York. Please note that business attire is required by Club rules.

You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. This year we are once again furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission. These stockholders should have received a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail. If you previously requested that you receive annual meeting materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet. All stockholders may read, print and download our 2012 Annual Report and our Proxy Statement at https://materials.proxyvote.com/004848.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2012 is enclosed.

By Order of the Board of Directors,

Wilmington, Delaware	HEATHER K. MALLARD
August 8, 2013	Secretary

ACORN ENERGY, INC.

3903 Centerville Road

Wilmington, Delaware 19807

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2013

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 p.m. Eastern Daylight Time on Friday, September 20, 2013, at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about August 9, 2013 to each stockholder of record at the close of business on July 26, 2013 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2013 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of seven directors to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified;

(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013;

(3)	consider an advisory vote on the compensation of the Company’s named executive officers;

(4)	approval of the Company's 2006 Stock Incentive Plan pursuant to Internal Revenue Code Section 162(m); and

(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares “FOR” each of the director nominees in Proposal 1 and "FOR" each of Proposals 2, 3 and 4.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 18,090,536 shares outstanding on the Record Date.

How do I vote my shares?

•	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials. Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instruction in the Notice of Internet Availability of Proxy Materials. Internet and telephone voting will be available through 11:59 p.m. Eastern Daylight Time on September 19, 2013.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all director nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

As permitted by the Securities and Exchange Commission, or SEC, Acorn Energy is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report at https://materials.proxyvote.com/004848. The notice also includes information as to how these stockholders may vote their shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your written notice of revocation to Heather K. Mallard, our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

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What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the seven nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board. Approval of Proposals 2, 3 and 4 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of these proposals.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2014 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2014 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc. 3903 Centerville Road, Wilmington, Delaware 19807, Attention: Heather K. Mallard, Secretary, no later than the close of business on April 11, 2014.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2014 proxy statement, our By-Laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2014 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-Laws, will be excluded from the Annual Meeting, as provided in the By-Laws. A copy of the By-Laws of the Company is available upon request from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

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INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1707
Acorn Energy, Inc.
Attn: Heather K. Mallard, Secretary
3903 Centerville Road,
Wilmington, Delaware 19807

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

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OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of July 26, 2013 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer of the Company named below in the Summary Compensation Table and certain other executive officers, (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of common stock Beneficially Owned (2)		Percentage of common stock Outstanding (2)
John A. Moore	1,243,944	(3)	6.7%
Richard J. Giacco	117,000	(4)	*
Mannie L. Jackson	25,028	(5)	*
Richard Rimer	189,400	(6)	*
Samuel M. Zentman	133,370	(7)	*
Robert E. McKee	10,000	(8)	*
Christopher E. Clouser	70,531	(9)	*
Andrew H. Sassine	254,611	(10)	*
Michael Barth	109,544	(11)	*
Heather K. Mallard	17,667	(12)	*
Benny Sela	10,000	(13)	*
Joe Musanti	81,200	(14)	*
Deena Redding	1,000	(15)	*
Jim Andersen	1,000	(16)	*
All executive officers and directors of the Company as a group (12 people)	2,009,684	(17)	10.6%
Columbia Wanger Asset Management, LLC	2,406,121	(18)	13.3%
Columbia Acorn Fund	1,512,352	(19)	8.4%
William Blair & Company, LLC	1,256,379	(20)	6.9%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 18,090,536 shares outstanding as of July 26, 2013 (exclusive of 801,920 treasury shares outstanding).

(3)	Consists of 894,778 shares (2,800 of which are held in an IRA account) and 349,166 shares underlying currently exercisable options.

(4)	Consists of 32,000 shares and 85,000 shares underlying currently exercisable options.

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(5)	Consists of 8,100 shares (held in a trust) and 16,928 shares underlying currently exercisable options.

(6)	Consists of 54,400 shares and 135,000 shares underlying currently exercisable options.

(7)	Consists of 58,370 shares and 75,000 shares underlying currently exercisable options.

(8)	Consists of 10,000 shares underlying currently exercisable options.

(9)	Consists of 35,300 shares (15,662 of which are held in a trust) and 35,231 shares underlying currently exercisable options.

(10)	Consists solely of shares.

(11)	Consists of 34,544 shares and 75,000 shares underlying currently exercisable options. Mr. Barth also owns 56,900 shares of DSIT representing approximately 2.7% of DSIT’s outstanding shares on an as converted basis.

(12)	Consists of 1,000 shares and 16,667 shares underlying currently exercisable options.

(13)	Consists of 10,000 shares underlying currently exercisable options. Mr. Sela also owns 92,500 shares of DSIT representing approximately 4.4% of DSIT’s outstanding shares on an as converted basis.

(14)	Consists of 6,200 shares and 75,000 shares underlying currently exercisable options.

(15)	Consists solely of shares.

(16)	Consists solely of shares. Mr. Andersen owns 370,000 shares of USSI, representing approximately 2.7% of USSI’s outstanding shares on an as converted basis.

(17)	Consists of 1,126,692 shares and 882,992 shares underlying currently exercisable options.

(18)	Includes 1,512,352 shares held by Columbia Acorn Fund. The information presented with respect to this beneficial owner is based on a Schedule 13G filed with the SEC on February 14, 2013. The business address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(19)	The information presented with respect to this beneficial owner is based on a Schedule 13G filed with the SEC on February 14, 2013. The business address for Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(20)	The information presented with respect to this beneficial owner is based on a Schedule 13G filed with the SEC on February5, 2013. The business address for William Blair & Company, LLC is 222 W. Adams Street, Chicago, IL 60606.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of seven seats. The Board of Directors has nominated Christopher E. Clouser, John A. Moore, Mannie L. Jackson, Richard Rimer, Samuel M. Zentman and Robert E. McKee, III, all current Directors, and Andrew H. Sassine, new nominee, for election as directors at the Annual Meeting to serve until the 2014 Annual Meeting and until their successors have been duly elected and qualified. The nominees were recommended for nomination by the Nominating Committee of the Company’s Board of Directors, the members of which are independent directors as required by Nasdaq. All nominees have consented to be named as such and to serve if elected.

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With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the seven nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all seven of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the seven nominees receiving the greatest number of votes will be elected as directors).

Nominees for Election

John A. Moore has been a director and President and Chief Executive Officer of our Company since March 2006. Mr. Moore was elected Chairman of the Board on March 25, 2009 and served in that role until November 13, 2012. Mr. Moore also served as a director of Comverge from March 2006 through January 2008.  Mr. Moore was the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002.  Mr. Moore was Chairman and EVP of ImaRx Therapeutics, a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004.   He was CEO of Optimer, Inc. (a research based polymer development company) from inception in 1994 until 2002 and Chairman from inception until its sale in February 2008 of Sterling Capital.  He is currently a member of the Board of Directors of Voltaix, Inc., a leading provider of specialty gases to the solar and semiconductor industries.  Mr. Moore is also a director of USEED LLC, an organization providing fundraising solutions for entrepreneurial projects originating at colleges and universities. He serves as a director on the Board of Directors or Managers for each of our subsidiaries and as chairman of USSI.

Key Attributes, Experience and Skills. Mr. Moore brings his strategic vision for our Company to the Board together with his leadership and business, deal making and investor relations skills. Mr. Moore has an immense knowledge of our Company and the energy technology industry which is beneficial to the Board. Mr. Moore’s service as a Director and CEO of the Company bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function.

Christopher E. Clouser was appointed to the Board on November 16, 2011 and became Chairman on November 13, 2013. He also chairs our Nominating Committee, is a member of our Compensation Committee and serves on the Boards of Directors or Managers of DSIT, GridSense, OmniMetrix and USSI.  Mr. Clouser has held senior level positions including: President of Burger King Brands; President and CEO of Preview Travel/Travelocity; CEO of the Minnesota Twins Major League Baseball Club; Senior Vice President & Chief Communications Officer of Northwest Airlines; Corporate Vice President of Public Affairs and Communications of Hallmark Cards; and Senior Vice President and Chief Administrative Officer of Sprint. In addition, he has served on the corporate Boards of Directors of Piper Jaffray Inc., Gibson Guitar/Baldwin Corp., Mall of America, Pepsi Americas, Marquette Bancshares, Delta Beverage and Mesaba Aviation. He also serves as Chairman of the International Tennis Hall of Fame and Museum in Newport, Rhode Island. Prior to his current positions, he was President of the Association of Tennis Professions (ATP), where he also served as Chairman of ATP Properties and Chair of the ATP Foundation.

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Key Attributes, Experience and Skills. Mr. Clouser brings to Acorn a wealth of operational and managerial experience culled from decades of service in key roles at major corporations. He has particular skills in marketing and business development, which will enable the Board to better position our companies for customer growth.

 Mannie L. Jackson was elected to the Board in September 2012 and serves as a member of our Audit Committee. Mr. Jackson played professional basketball for a brief time before starting his business career at General Motors, Inc.  He later served as President and General Manager of Honeywell’s Telecommunications Business and then as Corporate Executive VP of worldwide Sales and Marketing before retiring as a Corporate Officer and Senior Vice President in 1993.  Mr. Jackson helped found and Chaired the Executive Leadership Council which represents the most senior African American corporate executives in Fortune 500 companies and previously served on the Board of Directors of several Fortune 500 companies, including Ashland Inc., Reebok International, Stanley Works, Jostens and True North.   Mr. Jackson is currently Chairman of privately held Boxcar Holdings, LLC, and a former owner and Chairman of the Board of the Harlem Globetrotters.  He is also former Chairman of the Board of Trustees of the Naismith Basketball Hall of Fame and is a member of the University of Illinois Foundation Board of Directors.

Key Attributes, Experience and Skills. Mr. Jackson brings to the Board deep operational, strategic planning and senior managerial experience; as well as access to a network of domestic and international business relationships.

Richard Rimer was elected to the Board in September 2006 and was appointed Vice-Chairman of the Board effective January 1, 2012, a position he held until his election as our Executive Vice President on July 25, 2013. He is Chairman of GridSense and OmniMetrix and serves on the DSIT and USSI Board of Directors. He became a consultant to our Company in January 2012 and continues in that role. Mr. Rimer is a principal of Top Quartile Partners, an investment fund.  From 2001 to 2006, Mr. Rimer was a Partner at Index Ventures, a private investment company.  He formerly served on the boards of Direct Medica, a provider of marketing services to pharmaceutical companies, and Addex Pharmaceuticals, a pharmaceutical research and development company.  Prior to joining Index Ventures, Mr. Rimer was the co-founder of MediService, the leading direct service pharmacy in Switzerland and served as a consultant with McKinsey & Co.

Key Attributes, Experience and Skills. Mr. Rimer brings to the Board broad business experience, and a deep understanding of capital markets. As a successful entrepreneur, Mr. Rimer founded a company in Holland which he successfully sold and went on to found MediService – one of Europe’s leading mail service pharmacies (sold to Galenica GALN-SW). While at Index Ventures, Mr. Rimer led work on multiple deals including sourcing, due diligence, deal structuring and negotiation, monitored growth of portfolio companies, syndicated subsequent financings, supported exit negotiations as well as helped with key recruits.  These experiences enable Mr. Rimer to bring valuable resources to the Company in addition to Mr. Rimer’s leadership, analytical skills and broad familiarity with international and cross-border transactions. As in Mr. Moore’s case, Mr. Rimer provides additional management insight to the Board.

Samuel M. Zentman has been one of our directors since November 2004 and currently serves as Chairman of our Audit Committee and as a member of the Nominating Committee.  From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980.  From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman serves on the boards of Powersafe Technology Corp. as well as several national charitable organizations devoted to advancing the quality of education.

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Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman together with his experience with computer systems and software enables him to bring valuable insights to the Board. Dr. Zentman has a broad, fundamental understanding of the business drivers affecting our Company. Dr. Zentman also brings leadership and oversight experience to the Board.

Robert E. McKee III was elected to the Board in May 2013 to fill the vacancy created by Mr. Musanti.  Mr. McKee had a 37-year career at ConocoPhillips and Conoco, Inc., including 10 years as Executive Vice President, Exploration and Production (1992-2002).  He was the senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to manage the rebuilding of its oil industry from September 2003 to March 2004. He is also a Director of QEP Resources, an unconventional oil driller with a $5 billion market capitalization, Post Oak Bank and a board member on the Colorado School of Mines Foundation.

Key Attributes, Experience and Skills. Rob McKee is a widely recognized and experienced energy industry expert both domestically and internationally. He brings a tremendous background and a broad understanding of energy technologies and customer needs to our Board.

Andrew H. Sassine is a current nominee to our Board.  Mr. Sassine worked as a portfolio manager for Fidelity Investments (“Fidelity”) from 1999 to 2012. Between 2004 and 2011, he managed Fidelity Small Cap Stock Fund, Fidelity International Small Cap Opportunities Fund and Fidelity Advisor International Small Cap Opportunities Fund. Mr. Sassine joined Fidelity in 1999 as a high yield research analyst covering the Telecommunications, Satellite, Technology, Defense and Aerospace, and Restaurant Industries. In 2001, he joined the international group as a research analyst covering small and mid-cap international stocks. Prior to joining Fidelity, Mr. Sassine was a vice president in the Acquisition Finance Group at Fleet National Bank. Prior to joining Fleet, he managed a portfolio of highly leveraged middle market companies at Continental Bank and Heller Financial in Chicago. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa, Board of Advisors from 2009 to 2013 and the Clarke Schools for Hearing and Speech, Board of Trustees since 2009. He recently joined the Board of Directors of CNS Response, Inc., a clinical decision support company providing reference data and analytical tools for clinicians and researchers in psychiatry, and is a member of both its Audit and Governance and Nominations Committee. In addition, he was elected to the Board of Directors of Freedom Meditech, a privately-held San Diego based, growth-stage medical device company focused on the development and commercialization of first-to-market, non-invasive, ophthalmic medical devices that detect autofluorescence of the lens and help monitor diabetes. Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

Key Attributes, Experience and Skills.  Mr. Sassine was selected to serve as a director because of his extensive investment management experience and understanding of the capital markets.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

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Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors and nominee for director, set forth below is certain information concerning the directors, nominee for director and certain officers of the Company:

Name	Age	Position
John A. Moore	48	Director, President and Chief Executive Officer
Samuel M. Zentman	68	Director Chairman of our Audit Committee and Member of our Nominating Committee
Richard Rimer	48	Director, and Executive Vice President
Christopher E. Clouser	61	Director, Chairman of the Board and our Nominating Committee, Member of our Compensation Committee
Mannie L. Jackson	74	Director and Member of our Audit Committee
Robert E. McKee, III	67	Director
Andrew H. Sassine	48	Nominee for Director
Benny Sela	65	Chief Executive Officer and President of DSIT
Joe Musanti	55	Chief Executive Officer and President of GridSense and OmniMetrix; CFO of USSI
Jim Andersen	57	Chief Executive Officer and President of USSI
Michael Barth	52	Chief Financial Officer of the Company and DSIT
Heather K. Mallard	49	Vice President, General Counsel & Secretary

Benny Sela serves as the CEO and President of DSIT, a position he has held since July 2007.  Previously, he held the position of Executive Vice President and head of the company’s Real Time Division since 1996.  Mr. Sela joined DSIT in February 1989.  Prior to that, Mr. Sela served in the Israeli Air Force reaching the position of Lt. Colonel (Ret.).  During his service in the Israeli Air Force, Mr. Sela was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects.  He holds a B.Sc. in Electrical Engineering a Master’s Degree in Operations Research, and an MBA.

Joe Musanti was elected President and CEO of GridSense by its boards of directors effective May 2013, having previously served as its Chief Operating Officer and Chief Financial Officer.  He also serves as Chief Financial Officer of USSI under an arrangement between USSI and GridSense.  He was elected President and CEO of OmniMetrix in July 2013. In July 2013, he was appointed to lead our new Acorn Monitoring, Inc. subsidiary, which will operate our GridSense and OmniMetrix businesses. Prior to these management roles, he served on the Company’s Board from September 2007 until December 2012.  Mr. Musanti had also been the General Manager/CFO of Main Tape, a leading manufacturer of surface protection film and paper products, based in Cranbury, New Jersey. Prior to the acquisition of Film Tech Inc. and their merger into Main Tape in 2010 Mr. Musanti served as President of Main Tape Inc.  From 2003 to 2006, prior to becoming its President, Mr. Musanti served as Vice President of Finance of Main Tape.  Prior to that, Mr. Musanti was Vice President of Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

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Jim Andersen serves as CEO and President of USSI, positions that he has held since he founded USSI in October 2007. Mr. Andersen began his career as an Engineering Officer on US Navy Nuclear Submarines, and upon leaving the Navy, went on to hold a variety of technical and senior management positions in high technology companies, including Westinghouse, Whitehall/Hydroscience, Litton Industries and Northrop Grumman.  He was the Business Unit Director for Litton’s Fiber Optic Acoustic Systems, heading the company’s fastest growing business unit from 1995 to 2002.  At Litton, he landed the first major (and still the largest) production contract for fiber optic sensors, a sonar system on the US Navy’s newest Virginia class submarines, valued at over $400 million.  Prior to that, Mr. Andersen held technical and executive positions in companies that developed systems for oil exploration and ocean applications.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of DSIT since December 2005.  For the six years prior, he served as Deputy Chief Financial Officer and Controller of DSIT.  Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has over twenty-five years of experience in public and private accounting. He serves on the Boards of GridSense, OmniMetrix and USSI.

Heather K. Mallard joined Acorn as Vice President, General Counsel and Secretary in February 2012.  For the twenty-three years prior, Ms. Mallard practiced with the law firm Womble Carlyle Sandridge & Rice, LLP. Ms. Mallard is an experienced corporate and business lawyer, with a practice that has spanned a variety of industries.

Biographical information about the Company’s directors and nominee for director is set forth above under “Nominees for Election.”

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2012 our executive officers and directors complied with the filing requirements of Section 16(a) except: Mannie L. Jackson filed a late Form 3 and three late Form 4s, and Jim Andersen and Michael Barth each filed a late Form 4.

We have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors in the future.

Board Composition and Director Independence

Our Board of Directors is composed of one class, with seven Board seats, and all seven directors serving until their reelection or replacement at the 2013 Annual Meeting of Stockholders. John A. Moore serves as both Chief Executive Officer and as a Member of our Board of Directors. Richard Rimer serves as our Executive Vice President pursuant to a consulting agreement with us and as a Member of our Board of Directors. In November 2012, Christopher E. Clouser was elected as the Non-Executive Chairman of our Board. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that with the exception of John A. Moore and Richard Rimer, all of the members of the Board of Directors are independent.

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Board Leadership Structure and Role in Risk Oversight

In November 2012, our Board elected Christopher E. Clouser to the position of Non-Executive Chairman of our Board of Directors; our CEO and President, John A. Moore had previously served as Chairman.  The Board took this step to demonstrate its commitment to sound corporate governance by adopting the developing best practice among public companies toward retaining non-executive, independent Board leadership.  The Board believes that having an independent director in the senior most Board leadership position best ensures that the Board’s agenda will reflect the concerns of our stockholders.  Furthermore, the Board believes that Mr. Clouser’s extensive business experience and network will enable him to help position the Company for growth.

The Board believes Mr. Moore’s service as Chief Executive Officer and as a Member of our Board is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function. The Board has the same view regarding Mr. Rimer’s service as Executive Vice President and a Director. Further, the Board believes Mr. Moore’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, and Acorn Energy’s Chief Financial Officer and its General Counsel regularly attend Board meetings, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors periodically meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2012, there were seven meetings of the Board of Directors. Our independent directors periodically meet in executive session as part of each regularly scheduled Board meeting. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders, and all directors attended the 2012 annual meeting of stockholders.

Committees of the Board

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, all of which have been established and are administered in accordance with applicable SEC and NASDAQ rules.

Audit Committee; Audit Committee Financial Expert. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our independent auditors. The three members of the Audit Committee are Samuel M. Zentman, Richard J. Giacco and Mannie L. Jackson. Dr. Zentman was elected Chairman of the Audit Committee in December 2012 in connection with Joe Musanti’s resignation from the Board and such position upon accepting the opportunities to serve GridSense and USSI as their COO/CFO and CFO, respectively. Mr. Jackson also joined the Audit Committee at that time. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications of audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements.  Our Board has determined that Sam Zentman qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. During 2012, the Audit Committee met four (4) times. The charter of the Audit Committee is available on our website www.acornenergy.com under the "Investor Relations" tab.

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Audit Committee Report. The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standards No. 61 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 18, 2013.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Samuel M. Zentman
Richard J. Giacco
Mannie L. Jackson

Nominating Committee and Procedures. The Nominating Committee has overall responsibility for identifying, evaluating, recruiting and selecting qualified candidates for election, re-election or appointment to the Board. The Members of the Nominating Committee are Samuel M. Zentman and Christopher Clouser. Dr. Zentman served as Chairman of the Nominating Committee until December 2012, when Mr. Clouser became Chairman of the Committee. The Board of Directors has determined that each member of the Nominating Committee meets the independence criteria prescribed by NASDAQ governing the qualifications of nominating committee members. The charter of the Nominating Committee is available on our website www.acornenergy.com under the "Investor Relations" tab.

The Nominating Committee identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate. During 2012, the Nominating Committee met once. In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the Nominating Committee, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

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Compensation Committee and Matters. Our executive compensation is administered by the Compensation Committee of the Board of Directors.  The members of the Committee are Richard Giacco (Chairman) and Christopher Clouser, both of whom are independent in accordance with NASDAQ's requirement for independent director oversight of executive officer compensation.  Mr. Clouser was elected to the Compensation Committee in December 2012 to replace Joe Musanti who had served as a member until his acceptance of the GridSense and USSI management positions. In fulfilling its role, the Compensation Committee (1) reviews periodically and approves the Company's general philosophy concerning executive compensation and the components of the Company's executive compensation program to align them with the Company's compensation philosophy; (2) reviews and approves goals and objectives that it considers relevant to the compensation of the Company's chief executive officer, evaluates his performance and sets the terms of his compensation; and (3) establishes the compensation of each of the Company's other executive officers, as well approves employment agreements, severance agreements and change in control agreements for the Company's chief executive officer and other executive officers.  In addition, the Compensation Committee periodically evaluates the Company's long-term and short-term incentive plans and employee benefit plans, together with the Company's methodology for awarding equity-based and other incentive compensation to all non-executive employees (including new hires) and other service providers and the levels of such compensation. The Compensation Committee met five times in 2012. The charter of the Compensation Committee is available on our website http://www.acornenergy.com/ under the "Investor Relations" tab.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Code of Ethics may be obtained on our website at http://www.acornenergy.com under the “Investor Relations” tab. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation determinations. Our executive compensation is administered by the Compensation Committee of the Board of Directors (the “Committee”). The members of the Committee in 2012 were Richard Giacco (Chairman), Joseph Musanti (through December 13, 2012) and Christopher E. Clouser (beginning December 13, 2012), all of whom were independent in accordance with NASDAQ's requirement for independent Director oversight of executive officer compensation. In fulfilling its role, the Committee (1) reviews periodically and approves the Company's general philosophy concerning executive compensation and the components of the Company's executive compensation program to align them with the Company's compensation philosophy; (2) reviews and approves goals and objectives that it considers relevant to the compensation of the Company's chief executive officer, evaluates his performance and sets the terms of his compensation; and (3) establishes the compensation of each of the Company's other executive officers, as well approves employment agreements, severance agreements and change in control agreements for the Company's chief executive officer and other executive officers. In addition, the Committee administers and periodically evaluates the Company's long-term and short-term incentive plans and employee benefit plans, together with the Company's methodology for awarding equity-based and other incentive compensation to all non-executive employees (including new hires) and other service providers and the levels of such compensation. Until July, 2012, our Board of Directors administered the Company's stock option plans. From time to time, the Compensation Committee seeks Board approval for certain equity-based awards.

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Compensation objectives and philosophy. Our executive compensation programs are designed to motivate and reward sustainable long-term performance, and a key component of our executive compensation is long-term incentives. This ensures that executive compensation aligns appropriately with long-term stockholder interests and the Company's performance. We periodically evaluate our executive compensation programs and make changes when necessary to ensure alignment with stockholder interests. The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives.

Compensation program. The elements of our compensation program include base salary and performance-based cash bonuses, as well as long-term compensation in the form of stock options. The Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company's executive compensation program effectively aligns the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company's performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company's long-term success. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.

In March 2012, the Compensation Committee engaged an independent compensation consultant (“Consultant”) to assist it in reviewing our current executive compensation practices and recommend an overall compensation strategy for the executive officers of the Company, including assistance in reviewing the compensation to be included in a new employment agreement for Mr. Moore for 2013. While the Compensation Committee utilized the Consultant’s work in developing a new agreement for Mr. Moore as described below, it determined that additional changes in the elements of our compensation program were not warranted. See “Chief Executive Officer compensation determination for 2013.”

Executive compensation for 2012. Changes in each named executive officer's base compensation for 2012, together with the methodology for determining their respective bonuses, if any, are described below. The Boards of Directors of our subsidiary companies (DSIT, GridSense, OmniMetrix and USSI) determine the compensation of their own executive officers and other employees; provided that we made a separate bonus award to Mr. Barth in 2012 as described below.

John A. Moore. Mr. Moore worked under an extension of his former employment agreement throughout 2012 pursuant to which we paid him a base salary of $375,000.  We awarded him a discretionary cash bonus of $150,000 for 2011 in April, 2012. Mr. Moore's maximum bonus potential under his contract as then in effect was $200,000. The Compensation Committee had agreed with Mr. Moore following its appointment that his annual bonus would be based on three factors:  (1) success in acquisitions/dispositions (up to 30%), (2) performance of our stock versus peer companies as determined by the Compensation Committee (up to 30%), and (3) revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget (up to 40%).   Mr. Moore was also advised that, absent some major change prior to the end of 2011, the Committee would recognize that he had fully earned the 30% related to success in acquisitions/dispositions because of the extraordinary return from the sale of Coalogix. Mr. Moore agreed to that process. Following the finalization of the Corporation's 2011financial results, the Committee reviewed the performance of Acorn's stock versus a peer group comprised of COMV (Comverge), ELON (Echeleon), ENOC (EnerNOC), ITRI (Itron), SFE (Safeguard Scientifics), TINY (Harris & Harris) and USU (USEC Inc.) and the revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget. The bonus determined as appropriate by the Committee for 2011 was $150,000. Mr. Moore also received an additional cash bonus of $25,000 in September, 2012 representing the remainder of a 2011 bonus award based on Acorn receiving the balance of our portion of the escrowed sales proceeds from the sale of CoaLogix, which were in fact paid in full to us in September 2012.

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Michael Barth. Mr. Barth's base compensation for 2012 decreased by approximately $5,000 due to currency exchange rates and contractual cost of living adjustments. In addition, Mr. Barth received a discretionary bonus from the Compensation Committee of the Board of Directors of Acorn Energy, Inc. of $90,000 for 2011. He also received a cash bonus of $13,305 for 2012 in accordance with the terms of his contract whereby he is entitled to a bonus payment equal to 1.50% of DSIT's net income before income taxes.

Benny Sela. On September 2, 2012, the board of directors of DSIT Solutions Ltd. granted Mr. Sela a 10% increase in annual compensation effective September 1, 2012. Mr. Sela's base compensation for 2012 decreased by approximately $5,000. This decrease was comprised of an increase of approximately $7,000 due to the aforementioned increase in annual compensation offset by a decrease of approximately $12,000 due to currency exchange rates and contractual cost of living adjustments. He also received a cash bonus of $90,125 for 2012 in accordance with the terms of his contract whereby he is entitled to a bonus payment equal to 1.75% of DSIT's gross profit. In July 2013, DSIT and Mr. Sela agreed that future bonus payments would be conditioned upon DSIT achieving certain further EBITDA growth targets.

Lindon Shiao. Mr. Shiao received no increase in his base compensation for 2012, although he became an employee of GridSense in May, 2012. He had previously provided his services through a separate company in which he is a principal. He was not entitled to a bonus from us under the terms of either his consulting or employment agreements. Mr. Shiao resigned his employment with GridSense in May 2013.

Heather K. Mallard. Ms. Mallard received no increase in her base compensation during 2012 and was not entitled to a bonus from us under the terms of her employment agreement.

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Chief Executive Officer compensation determination for 2013. Effective January 1, 2013, Mr. Moore and the Company entered into a new five-year Employment Agreement (the “2013 Agreement”). The Compensation Committee contracted in late 2011 with a compensation consultant previously utilized by the Board to assist in developing compensation under the extension of Mr. Moore's previous employment agreement, but ultimately decided as a part of a more comprehensive review of executive and Board compensation to interview and ultimately hire a different party.  The original consultant's report was reviewed but not relied upon in developing Mr. Moore's compensation under the 2013 Agreement.  As of March 1, 2012, the term of Mr. Moore's existing employment agreement had been amended to continue on a month-to-month basis in anticipation of negotiating and finalizing a new employment agreement. Mr. Moore offered a proposal for the terms of a new employment agreement and the end result was the product of arms' length negotiations between Mr. Moore and the Compensation Committee. The Compensation Committee retained outside legal counsel in connection with the negotiations with Mr. Moore, in addition to conferring with our General Counsel concerning the agreement. Because Mr. Musanti had been retained by the Company for services to be performed in 2013 (as CFO and COO of GridSense and CFO of USSI) shortly before the date at which the 2013 Agreement was scheduled for approval by the Compensation Committee, Mr. Musanti recused himself from final deliberations regarding the 2013 Agreement. Since his recusal left the Committee with a single member, the 2013 Agreement was also considered and ratified by the Corporation's independent directors. The Consultant and our Compensation Committee used peer group benchmarking to assist in setting Mr. Moore's compensation. In so doing, they focused exclusively on market capitalization as the most representative statistic in developing the peer group comparison within the Energy Services Company sector for benchmarking Mr. Moore's position. As noted above, the Committee found the peer groups in the Consultant's report to be more relevant to the Company's business model. The Consultant relied on a regression analysis technique which adjusted the sample so that it was able to provide the Committee with more direct and relevant comparisons of data. Benchmarked items include salary, total cash compensation and total direct compensation. The data was used to ensure that Mr. Moore is paid at approximately the 50th percentile of benchmarked companies. Benchmarked companies included the following:

•	USEC Inc. (USU)
•	EnerNOC, Inc. (ENOC)
•	Echelon Corporation (ELON)
•	Warren Resources, Inc. (WRES)
•	Panhandle Oil and Gas Inc. (PHX)
•	Callon Petroleum Company (CPE)
•	Dawson Geophysical Company (DWSN)
•	Safeguard Scientifics, Inc. (SFE)
•	Endeavour International Corporation (END)
•	Goodrich Petroleum Corporation (GDP)
•	Oyo Geospace (GEOS)
•	Bill Barrett Corp. (BBG)
•	Itron Inc. (ITRI)
•	Ultra Petroleum Corp. (UPL)
•	Harris & Harris Group (TINY)
•	Hercules Technology Growth Capital (HTGC)
•	Energy Partners Ltd. (EPL)

Stockholder input on executive compensation. Stockholders can provide the Company with their views on executive compensation matters at each year's annual meeting through the stockholder advisory vote on executive compensation and during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to cclouser@acornenergy.com to express their views on executive compensation matters.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
John A. Moore
President and CEO	2012	375,000		—	196,655	(1)	27,000	(2)	598,655
	2011	325,962		596,890	124,232	(3)	12,000	(4)	1,059,084
	2010	364,904		—	—		12,000	(4)	376,904

Michael Barth
CFO and CFO of DSIT	2012	183,192		13,305	88,308	(5)	61,654	(6)	346,459
	2011	188,529		90,000	—		74,944	(6)	353,473
	2010	181,106		—	25,644	(7)	67,758	(6)	274,508

Benny Sela
CEO and President of DSIT	2012	205,549		90,125	—		81,963	(6)	377,637
	2011	210,509		67,168	—		87,657	(6)	365,334
	2010	195,432		85,995	25,644	(7)	80,633	(6)	387,704

Heather K. Mallard
Vice President, General Counsel and Secretary of Acorn	2012	205,962	(8)	—	185,032	(9)	—		390,994

Lindon Shiao
Chief Executive Officer and President of GridSense	2012	240,000		—	—		—		240,000
	2011	240,000		—	—		—		240,000
	2010	153,863	(10)	—	—		18,253	(11)	172,116

(1)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 50,000 stock options granted on December 13, 2012 with an exercise price of $7.57.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.72% (ii) an expected term of 9.5 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%.
(2)	Consists of automobile expense allowance ($12,000) and the reimbursement of legal expenses ($15,000) associated with the costs of Mr. Moore's new employment agreement.
(3)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 66,666 stock options granted on March 14, 2011 with an exercise price of $3.70.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.0% (ii) an expected term of 4.5 years (iii) an assumed volatility of 61% and (iv) no dividends.
(4)	Consists of automobile expense allowance.
(5)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 25,000 stock options granted on December 13, 2012 with an exercise price of $7.57.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.11% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%.
(6)	Consists of contributions to severance and pension funds and automobile fringe benefits. Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

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(7)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 10,000 stock options granted on December 27, 2010 with an exercise price of $4.09.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.02% (ii) an expected term of 6.3 years (iii) an assumed volatility of 67% and (iv) no dividends.
(8)	Represents salary from February 1, 2012.
(9)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 50,000 stock options granted on February 1, 2012 with an exercise price of $6.49.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.41% (ii) an expected term of 6.7 years (iii) an assumed volatility of 58% and (iv) an annual rate of quarterly dividends of 2.16% and the grant date fair value with respect to 10,000 stock options granted on December 13, 2012 with an exercise price of $7.57.The fair value of these options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.11% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%.
(10)	Represents Mr. Shiao's salary from the period from May 12, 2010 (the date of our acquisition of GridSense) to December 31, 2010.
(11)	Represents a housing allowance of $2,600 Australian dollars per month from the period from May 12, 2010 (the date of our acquisition of GridSense) to December 31, 2010.

Grants of Plan Based Awards

Name	Grant Date	Number of Shares of Common Stock Underlying Options	Exercise Price of Options Awards (Per Share)	Grant Date Fair Value of Options Awards
John A. Moore	December 13, 2012	50,000 (1)	$7.57	$196,655

Michael Barth	December 13, 2012	25,000 (2)	$7.57	$88,308

Benny Sela	—	—	—	—

Heather K. Mallard	February 1, 2012	50,000 (3)	$6.49	$149,709
	December 13, 2012	10,000 (4)	$7.57	$35,323

Lindon Shiao	—	—	—	—

(1)	The options vest 2,500 each on March 13, June 13, September 13 and December 13 of each year 2013 through 2017.
(2)	The options vest 8,333, 8,333 and 8,334 on December 13, 2013, 2014 and 2015, respectively.
(3)	The options vest 16,667, 16,667 and 16,666 on February 1, 2013, 2014 and 2015, respectively.
(4)	The options vest 3,333, 3,333 and 3,334 on December 13, 2013, 2014 and 2015, respectively.

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Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below. From time to time, the Company has made discretionary awards of management options as reflected in the table above.

John A. Moore became our President and Chief Executive Officer in March 2006. In March, 2008, we entered into a three-year Employment Agreement with Mr. Moore (the “Prior Agreement”), providing for an initial base salary of $325,000 per annum, retroactive to January 1, 2008, increasing to $350,000 per annum on the first anniversary of the Prior Agreement and increasing to $375,000 per annum on the second anniversary. Effective November 1, 2010, Mr. Moore voluntarily reduced his annual salary to $300,000 per annum. In March 2011, we entered into a one-year extension of the Prior Agreement with Mr. Moore at the reduced salary of $300,000 per annum. In November 2011, we entered into a second amendment to the Prior Agreement restoring his salary to $375,000 per annum effective November 1, 2011. In March 2012, we further amended the Prior Agreement such that Mr. Moore's employment would continue on a month-to-month basis unless otherwise terminated according to the provisions of the Agreement. Mr. Moore was eligible to receive an annual cash bonus of up to $200,000 under the Prior Agreement, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Compensation Committee. Under the Prior Agreement, Mr. Moore was also entitled to (i) the employee benefits generally made available to the registrant's executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000.

Under the terms of the 2013 Agreement, Mr. Moore's initial base salary is $425,000 per annum, increasing to $450,000 per annum on January 1, 2014, $475,000 per annum on January 1, 2015, $500,000 on January 1, 2016 and remaining at that amount through the end of the term. The 2013 Agreement provides that commencing on January 1, 2014 , and for each subsequent anniversary date of the term through the fourth anniversary (January 1, 2017), stock option awards having a value of $250,000, based on a Black-Scholes model, will be awarded to Mr. Moore. The 2013 Agreement also provides that in addition to annual stock option awards, Mr. Moore and the Company will discuss the terms of a mutually agreeable grant by us to Mr. Moore of “Challenge Options” or “Challenge Shares” under the Corporation's 2006 Stock Incentive Plan based upon the future increase in the market capitalization of the Corporation's Common Stock. Assuming agreement by the parties, the grant will be reflected in a separate contract executed between Mr. Moore and us. At this time, the Compensation Committee does not anticipate making such an award. Under the 2013 Agreement, Mr. Moore is also entitled to (i) the employee benefits generally made available to the registrant's executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000. In addition, we are required to contribute for each calendar year an amount equal to three percent (3%) of Mr. Moore's aggregate base salary to his 401(k) Plan, subject to applicable statutory limits. The Company reimbursed Mr. Moore $15,000 for his legal expenses in connection with executing the 2013 Agreement.

Mr. Moore received a discretionary bonus of $160,000 for 2009 that was paid in 2010. In March 2011, in lieu of a bonus for 2010, Mr. Moore was awarded 66,666 stock options exercisable until March 14, 2016 at an exercise price of $3.70 per share, exercisable immediately as to one-fourth of the options, with the remainder vesting in equal installments on June 30, September 30 and December 31, 2011. We also made a payment to Mr. Moore of a discretionary cash bonus of $421,890 as determined by the independent members of our Board of Directors. This bonus was based on Mr. Moore's efforts in leading the successful sale of CoaLogix, his voluntary reduction of his salary during the prior twelve month period and in lieu of an award of additional options which the Board of Directors had intended to make to Mr. Moore in connection with the one- year extension of his employment agreement in early 2011.The Compensation Committee had agreed with Mr. Moore following its appointment that his annual bonus would be based on three factors:  (1) success in acquisitions/dispositions (up to 30%), (2) performance of our stock versus peer companies as determined by the Compensation Committee (up to 30%), and (3) revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget (up to 40%).   Mr. Moore was also advised that, absent some major change prior to the end of 2011, the Committee would recognize that he had fully earned the 30% related to success in acquisitions/dispositions because of the extraordinary return from the sale of CoaLogix. Mr. Moore agreed to that process. Following the finalization of the Corporation's 2011financial results, the Committee reviewed the performance of Acorn's stock versus a peer group comprised of COMV (Comverge), ELON (Echeleon), ENOC (EnerNOC), ITRI (Itron), SFE (Safeguard Scientifics), TINY (Harris & Harris) and USU (USEC Inc.) and the revenue and EBTIDA performance of the subsidiaries versus budget and parent company expenses versus budget. The bonus determined as appropriate by the Committee was $150,000. Mr. Moore also received an additional cash bonus of $25,000 in September, 2012 representing the remainder of a 2011 bonus award based on Acorn receiving the balance of our portion of the escrowed sales proceeds from the sale of CoaLogix, which were in fact paid in full to us in September 2012. Under the 2013 Agreement, Mr. Moore is eligible to receive an annual cash bonus of up to 100% of his aggregate base salary for each fiscal year, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Compensation Committee. In addition, Mr. Moore may be awarded an additional bonus payable in cash or shares of our common stock (at the option of the Company) after each fiscal year, subject to the sole discretion of the Compensation Committee, based upon Mr. Moore's performance during such year and/or other criteria as the Compensation Committee may deem appropriate. Mr. Moore did not receive a bonus from Acorn for 2012.

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  Michael Barth has served as Chief Financial Officer of the Company and Chief Financial Officer of DSIT beginning December 1, 2005.  In August 2009, the Board approved new employment terms for Mr. Barth effective August 1, 2009. According to the new employment terms, Mr. Barth was entitled to a salary increase from $150,000 to $175,000 per annum retroactive to August 1, 2009. One half of Mr. Barth’s salary is fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. Mr. Barth’s current annual salary following such linkage adjustments is approximately $186,000. The cost of Mr. Barth's total compensation (excluding bonuses) is shared by an arrangement between Acorn (75%) and DSIT (25%). Each of Acorn and DSIT separately determine any bonus (if any) to be paid to Mr. Barth. Mr. Barth did not receive any bonus for 2010 . In April 2012, the Compensation Committee of the Board of Directors awarded Mr. Barth a discretionary bonus for 2011 of $90,000. In September 2012, DSIT’s board of directors made Mr. Barth eligible to receive an annual bonus equal to 1.5% of DSIT’s annual consolidated net income before tax, to be calculated and paid as soon as practicable following the end of DSIT’s fiscal year beginning with 2012. Such bonus will be paid only if Mr. Barth is employed by DSIT on the last day of the fiscal year to which such payment relates. For 2012, such bonus was calculated to be $13,305. Mr. Barth did not receive any bonus from Acorn for 2012.

Heather K. Mallard became Vice President, General Counsel and Secretary of the Company commencing February 1, 2012. Under her employment agreement, Ms. Mallard's initial base salary is $225,000 per annum.  The agreement has no fixed term, and the employment is on an “at-will” basis. She is eligible to receive an annual bonus of up to 30% of her base salary, based upon the attainment of personal, corporate and discretionary goals as established by the Board in consultation with Mr. Moore and Ms. Mallard.  We reimbursed Ms. Mallard approximately $9,500 in 2012 for expenses incurred in connection with her relocation to Wilmington, Delaware.

Under the employment agreement, Ms. Mallard was awarded 50,000 options to purchase Acorn common stock at an exercise price of $6.49 per share, vesting equally over a three year period following the first anniversary of the date of grant, exercisable through February 1, 2019.  The employment agreement provides for an additional award of 10,000 options to purchase Acorn common stock on each anniversary of her employment.

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Benny Sela has served as President and Chief Executive Officer of DSIT since July 1, 2007.  Mr. Sela’s employment agreement provided for a base salary which is denominated in Israeli Consumer Price Index (“CPI”) linked NIS which at December 31, 2011 was equivalent to approximately $199,000 per annum.  In September 2012, the board of directors of DSIT, awarded Mr. Sela a 10% increase in annual compensation effective September 1, 2012. After giving effect to such increase, Mr. Sela’s new base salary, which is still denominated in NIS and linked to the Israeli CPI, is currently equivalent to approximately $226,000 per annum. In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 1.75% of DSIT’s gross profit.  Mr. Sela’s bonus under this arrangement was $85,995, $67,168 and $90,125 for the year's ended December 31, 2010, 2011 and 2012, respectively. In July 2013, DSIT and Mr. Sela agreed that future bonus payments would be further conditioned upon DSIT achieving certain EBITDA growth targets.

Lindon Shiao served as CEO and President of GridSense from 2006 until he resigned his employment in May 2013.  Mr. Shiao’s employment terms were based on an employment agreement signed June 11, 2012.  The agreement had no fixed term and the employment was on an “at-will” basis.  For 2012, Mr. Shiao’s annual salary was $240,000 and was unchanged for 2013.  Mr. Shiao was entitled to a bonus payment of 4% of the amount by which the actual gross profit of GridSense for the 2012 calendar year exceeded 105% of GridSense gross profit earned in 2011.  Mr. Shiao did not receive a bonus for 2012. The terms of his severance arrangements are discussed below under “Estimated Payments and Benefits Upon Termination or Change in Control".

Jim Andersen has served as CEO and President of USSI since he founded USSI in October 2007.  Mr. Andersen’s employment terms are based on employment agreement signed effective November 1, 2007 between Mr. Andersen and USSI.  The agreement has no fixed term and the employment is on an “at-will” basis.  The agreement does not state any salary or other compensation terms.  Mr. Andersen's salary for 2012 was $170,000 and is unchanged for 2013.  Mr. Andersen did not receive a bonus for 2011 or 2012.

Deena Redding served as CEO and President of OmniMetrix from 2009 until July 2013, prior to which she was the controller for the period from 2008 to 2009.  She is party to an at-will employment agreement that commenced with our acquisition and had no fixed term.  Ms. Redding was entitled to receive a base salary of $200,000 per annum and was eligible to receive up to a 30% bonus based on performance goals established by the OmniMetrix board of managers each year.  The agreement further provided for a car allowance and company paid life insurance. She also received a one-time payment of $50,000 in connection with the termination of her prior employment agreement in effect at the time we acquired OmniMetrix. Ms. Redding did not receive a bonus for 2012.

Joseph Musanti was elected Chief Financial Officer of GridSense and USSI and Chief Operating Officer of GridSense by their respective Boards of Directors effective January 1, 2013.  He was elected President and CEO of GridSense in May 2013 and as President and CEO of OmniMetrix in July 2013.  He and GridSense are parties to an At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement and his services to USSI are provided under a Secondment Agreement between GridSense and USSI whereby USSI shares an agreed upon portion of Mr. Musanti’s salary and benefits.  We anticipate a similar agreement will be executed between GridSense and OmniMetrix.  Mr. Musanti’s Employment Agreement provides that he is eligible to receive a total salary of $250,000 per annum and a bonus from GridSense equal 2% of the amount, if any, by which GridSense’s actual gross profit, as determined for financial reporting purposes, exceeds 105% of the greater of GridSense’s gross profit earned in the year immediately prior to the applicable period or 2011.  In addition, he received a one-time $3,000 automobile allowance, a $10,000 signing bonus and was granted Units in the GridSense Employee Incentive Plan (the “Plan”) equal to a 2% interest in a participation pool based upon amounts realized from certain transactions as defined in the plan and the related award agreement, net of expenses and specified investor returns, as further provided therein.   Mr. Musanti is also eligible to receive a target bonus of up to 62.5% of his salary allocated to USSI based upon USSI’s attainment of certain financial goals.  He has also been awarded options to purchase 50,000 shares of USSI.

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Outstanding Equity Awards at 2012 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the Named Executive Officers that are outstanding at December 31, 2012.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Moore	200,000	—	5.11	March 4, 2018
	75,000	—	2.51	February 20, 2014
	66,666	—	3.70	March 14, 2016
	—	50,000 (1)	7.57	December 13, 2022

Michael Barth	30,000	—	3.90	September 19, 2014
	35,000	—	2.51	February 20, 2014
	10,000	—	4.09	December 28, 2017
	—	25,000 (2)	7.57	December 13, 2019

Benny Sela	10,000	—	4.09	December 28, 2017

Heather K. Mallard	—	50,000 (3)	6.49	February 1, 2019
	—	10,000 (4)	7.57	December 13, 2019

Lindon Shiao	—	—	—	—

(1)	The options vest 2,500 each on March 13, June 13, September 13 and December 13 of each year 2013 through 2017.
(2)	The options vest 8,333, 8,333 and 8,334 on December 13, 2013, 2014 and 2015, respectively.
(3)	The options vest 16,667, 16,667 and 16,666 on February 1, 2013, 2014 and 2015, respectively.
(4)	The options vest 3,333, 3,333 and 3,334 on December 13, 2013, 2014 and 2015, respectively.

OPTIONS TO PURCHASE DSIT SOLUTIONS LTD. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—	—	—

Michael Barth	—	16,774	1.05	August 10, 2018

Benny Sela	—	47,600	1.26	August 10, 2018
	—	19,336	2.51	August 10, 2018

Heather K. Mallard	—	—	—	—

Lindon Shiao	—	—	—	—

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All options to purchase DSIT Solutions Ltd. common stock vest only upon an exit transaction by Acorn or upon termination of employment without cause following Employee’s attainment of twenty-five years of service.

OPTIONS TO PURCHASE US SEISMIC SYSTEMS, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—	—	—

Michael Barth	—	—	—	—

Benny Sela	—	—	—	—

Heather K. Mallard	—	—	—	—

Lindon Shiao	—	—	—	—

Option and Warrant Exercises

None of Messrs. Moore, Barth, Sela or Shiao, nor Ms. Mallard, exercised any options held by them in Acorn, DSIT or USSI during 2012. On February 9, 2012, Mr. Barth exercised a warrant to acquire 1,645 shares of Acorn common stock at an exercise price of $4.50 per share.

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Non-qualified Deferred Compensation

The following table provides information on the executive non-qualified deferred compensation activity for each of our named executive officers for the year ended December 31, 2012.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings (Losses) in Last Fiscal Year ($)		Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John A. Moore	$—	$—		$—		$—	$—

Michael Barth	—	36,077	(1)	19,087	(2)	—	295,291	(3)

Benny Sela	—	33,706	(1)	76,174	(2)	—	733,393	(3)

Heather K. Mallard	—	—		—		—	—

Lindon Shiao	—	—		—		—	—

(1)	Represents a contribution to a manager's insurance policy. Such amount is included in the "All Other Compensation" column of the Summary Compensation Table.
(2)	Represents the dollar value by which the aggregate balance of the manager's insurance policy as of December 31, 2012 is less than the sum of (i)the balance of the manager's insurance policy as of December 31, 2011, and (ii) the employer and employee contributions to the manager's insurance policy during 2012.
(3)	Represents the aggregate balance of the manager's insurance policy as of December 31, 2012.

Estimated Payments and Benefits Upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer and certain other officers in various termination situations is described in the tables below.

John A. Moore

Under the terms of the Prior Agreement with Mr. Moore, our President and Chief Executive Officer, upon termination by the Company for cause (as defined in the agreement) and upon termination by Mr. Moore without good reason (as defined in the agreement), all compensation due to Mr. Moore under his agreement would have ceased, except that Mr. Moore would have received all accrued but unpaid base salary up to the date of termination, and reimbursement of all previously unreimbursed expenses.  All vested and unexercised options granted by the Company as of the date of termination would have been exercisable in accordance with the terms of the applicable stock option plan and agreements, provided that Mr. Moore would have had only three months to exercise such previously vested options.  All options that had not vested as of the date of termination would have expired.

In the event that within three months prior to or one year following a change of control (as defined in the agreement), either (i) the Company had terminated the employment of Mr. Moore, other than for cause, or (ii) Mr. Moore had terminated for good reason (as defined in the Prior Agreement), Mr. Moore would have received the following additional amounts (except to the extent that any payment would have constituted an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 24 months of then-current base salary and (B) two times his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) the full vesting of any and all stock options granted to Mr. Moore by the Company prior to such termination, and extended exercisability thereof until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the Company's sole expense for a period of one year after termination.

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In the event that (i) the Company had terminated the employment of Mr. Moore (including a non-renewal of his agreement at the end of the three-year term provided therein, as extended, but not including non-renewal following any subsequent renewal of the term), other than upon a change of control, death, disability or for cause, or (ii) Mr. Moore had terminated for good reason, other than in connection with a change of control, Mr. Moore would have received the following additional amounts (except to the extent that any payment would have constituted an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 12 months of then-current base salary and (B) his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the applicable stock option plan and agreements; and (iv) the continuation of all medical and dental benefits at the Company's sole expense for a period of one year after termination.

In the event of any change of control, all stock options granted to Mr. Moore prior to such change of control would have vested and remained exercisable until their respective expiration dates.

The term of the Prior Agreement would have ended immediately upon Mr. Moore's death, or upon termination by the Company for cause or disability (as defined in the agreement) or by Mr. Moore for good reason.  Upon termination due to Mr. Moore's death, all compensation due Mr. Moore under his agreement would cease.

The following table describes the potential payments and benefits upon termination of employment for Mr. Moore, as if his employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	$—	$375,000	(1)	$750,000	(4)	$—
Bonus	—	150,000	(2)	300,000	(2)	—
Benefits and perquisites:
Perquisites and other personal benefits	—	9,156	(3)	9,156	(3)	—
Total	—	$534,156		$1,059,156		—

(1)	The $375,000 represents 12 months of Mr. Moore’s base salary as at December 31, 2012. Effective January 1, 2013, Mr. Moore's base salary increased to $425,000 per annum.
(2)	Under the Prior Agreement, Mr. Moore would have been eligible to be paid either his most recent annual bonus or twice such amount.
(3)	The $9,156 represents 12 months of health insurance payments.
(4)	The $750,000 represents 24 months of Mr. Moore’s base salary.

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The 2013 Agreement's termination clauses are substantially the same as those in the Prior Agreement except that (a) the bonus payment due to Mr. Moore in connection with a termination related to a change of control will be two times the amount of his target bonus for the year in which the termination occurred (rather than twice his latest bonus payment received), which target equals 100% of his then-current annual salary, and (b) in the case of termination other than upon a change of control, death, disability or for cause or by Mr. Moore for good reason, the bonus payment due to Mr. Moore will be the amount of his target bonus for the year in which the termination occurred (rather than his latest bonus payment received), which target equals 100% of his then-current annual salary.

Michael Barth

Under the terms of the employment arrangement with Mr. Barth, our Chief Financial Officer, we are obligated to make certain payments to fund in part our severance obligations to him.  We would be required to pay Mr. Barth an amount equal to 120% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us.  This severance obligation, which is customary for executives of Israeli companies, would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Barth’s employment arrangement.  As of December 31, 2012, the unfunded portion of these payments was $108,558.  In addition, the arrangement with Mr. Barth provides for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us.

The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, as if his employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$31,061	(1)	$93,182	(2)	—	$93,182	(2)
Benefits and perquisites:
Perquisites and other personal benefits	125,324	(3)	251,319	(4)	—	251,319	(4)
Total	$156,385		$344,501		—	$344,501

(1)	The $31,061 represents a lump sum payment of two months’ salary due to Mr. Barth.
(2)	The $93,182 represents a lump sum payment of 6 months’ salary due to Mr. Barth upon termination without cause or by death or disability.
(3)	Includes $136,014 of severance pay based on the amounts funded in for Mr. Barth’s severance in accordance with Israeli labor law. Also includes accumulated, but unpaid vacation days ($28,592), car benefits ($2,000) and payments for pension and education funds ($6,718) less $48,000 of benefits waived in support of DSIT’s operations in 2007.
(4)	Includes $244,572 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us multiplied by 120% in accordance with his contract. Of the $244,572 due Mr. Barth, we have funded $136,014 in an insurance fund. Also includes accumulated, but unpaid vacation days ($28,592), car benefits ($6,000) and payments for pension and education funds ($20,155) less $48,000 of benefits waived in support of DSIT’s operations in 2007.

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Benny Sela

Under the terms of the employment agreement with Mr. Sela, the President and Chief Executive Officer of our DSIT subsidiary, we are obligated to make certain payments to fund in part our severance obligations to him.  We are required to pay Mr. Sela an amount equal to 150% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela has worked for us.  This severance obligation would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Sela’s employment agreement.  As of December 31, 2012, the unfunded portion of these payments was $267,880.  Mr. Sela would also receive a lump sum payment equal to six months base salary in the event of a voluntary resignation, and a lump sum payment equal to nine months' salary in the event of termination not for cause.

The following table describes the potential payments and benefits upon termination of employment for Mr. Sela, as if his employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$112,987	(1)	$169,481	(2)	—	$169,481	(2)
Benefits and perquisites:
Perquisites and other personal benefits	673,347	(3)	685,567	(4)	—	685,567	(4)
Total	$786,334		$855,048		—	$855,048

(1)	The $112,987 represents a lump sum payment of six months’ salary due to Mr. Sela.
(2)	The $169,481 represents a lump sum payment of nine months’ salary due to Mr. Sela.
(3)	Includes $675,990 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract. Of the $675,990 due Mr. Sela, we have funded $408,110 in an insurance fund. Also includes accumulated, but unpaid vacation days ($44,918), car benefits ($6,000) and payments for pension and education funds ($24,439) less $78,000 of benefits waived in support of DSIT’s operations in 2007.
(4)	Includes $675,990 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract. Of the $675,990 due Mr. Sela, we have funded $408,110 in an insurance fund. Also includes accumulated, but unpaid vacation days ($44,918), car benefits ($9,000) and payments for pension and education funds ($36,659) less $78,000 of benefits waived in support of DSIT’s operations in 2007.

Lindon Shiao

Under the terms of the employment agreement with Mr. Shiao, the President and Chief Executive Officer of our GridSense subsidiary, we were obligated to make certain payments to him upon the termination of his employment.

The following table describes the potential payments and benefits upon termination of employment for Mr. Shiao, as if his employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

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	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	$—	$120,000	(1)	240,000	(2)	$—
Benefits and perquisites:
Perquisites and other personal benefits	—	—		—		—
Total	$—	$120,000		240,000		$—

(1)	The $120,000 represents a lump sum payment of six months’ salary due to Mr. Shiao. Mr. Shiao would also be entitled to one-half the amount of his most recent annual bonus. Mr. Shiao was not entitled to a bonus in 2012.
(2)	The $240,000 represents a lump sum payment of 12 months’ salary due to Mr. Shiao. Mr. Shiao would also be entitled to the full amount of his most recent annual bonus. Mr. Shiao was not entitled to a bonus in 2012.

Mr. Shiao resigned his employment with GridSense in May 2013. In connection with such resignation, GridSense and Mr. Shiao entered into a Separation Agreement and Release pursuant to which Mr. Shiao affirmed his surviving obligations to GridSense under his Employment Agreement with regard to non-solicitation of GridSense employees, intellectual property and confidential information and committed to assist in transition matters in exchange for severance payments totaling $120,000, which equates to six months of his annual salary of $240,000. The parties also released one another from certain legal liability in connection with their past relationship. In addition, Mr. Shiao kept the vested portion of his award under the GridSense Employee Incentive Plan, which represents approximately a 3.49% interest in the consideration received upon the sale of all or substantially all of the assets or securities of one or more of the Registrant’s GridSense subsidiaries, net of transaction expenses and agreed-upon returns to the Company of and on its invested capital in such entities. GridSense has also agreed to pay Mr. Shiao $40,000 contingent on the receipt of payment for a customer order developed by Mr. Shiao and concerning which he has agreed to provide ongoing efforts.

 Jim Andersen

Under the terms of the employment agreement with Mr. Andersen, there are no amounts due under any termination scenario other than unpaid vacation in the amount of $13,077.

Deena Redding

Under the terms of the employment agreement with Ms. Redding, the President and Chief Executive Officer of our OmniMetrix subsidiary, we are obligated to make certain payments to her upon the termination of her employment.

The following table describes the potential payments and benefits upon termination of employment for Ms. Redding, as if her employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

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	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	$—		$100,000	(1)	—		$—
Benefits and perquisites:
Perquisites and other personal benefits	3,846	(2)	20,143	(3)	3,846	(2)	3,846	(2)
Total	$3,846		$120,143		3,846		$3,846

(1)	The $100,000 represents a lump sum payment of six months’ salary due to Ms. Redding.
(2)	The $3,846 represents unpaid vacation.
(3)	The $20,143 represents unpaid vacation ($3,846) and 12 months of health and dental insurance payments ($16,297).

OmniMetrix and Ms. Redding have not yet agreed upon the terms of any separation agreement.

Heather K. Mallard

Under the terms of the employment agreement with Ms. Mallard, our Vice President, General Counsel and Secretary, we are obligated to make certain payments to her upon the termination of her employment.

The following table describes the potential payments and benefits upon termination of employment for Ms. Mallard, as if her employment terminated as of December 31, 2012, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$—	$56,250	(1)	—	$—
Benefits and perquisites:
Perquisites and other personal benefits	—	5,597	(2)	—	—
Total	$—	$61,847		—	$—

(1)	The $56,250 represents a lump sum payment of three months’ salary due to Ms. Mallard. Effective February 1, 2013, this amount would equal six months' salary, or $112,500.
(2)	The $5,597 represents three months of health and dental insurance payments. Effective February 1, 2013, this amount would equal six months of health and dental insurance payments, or $11,194.

Compensation of Directors

In October 2007, we agreed that each of our non-employee directors would be paid an annual cash retainer of $40,000 payable quarterly in advance (“Retainer”), as well as meeting fees for Board and Committee meetings of $1,000 per meeting. Effective December 13, 2012, the $1,000 per meeting fee has been canceled. In 2009, we agreed that the Chairman of the Audit Committee would receive an additional annual cash retainer of $10,000. In 2012, we agreed that members of the Audit Committee would receive an additional annual cash retainer of $2,000, the Chairman of the Compensation Committee would receive an additional annual cash retainer of $5,000 and the Chairman of the Nominating Committee would receive an additional annual cash retainer of $3,000.

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In connection with the election in November, 2012 of a non-executive Board Chairman, in addition to fees and options awarded to Directors, the Board determined that any non-executive Chairman would receive for such service: (1) an annual grant of options to purchase the Corporation's shares (vesting in four installments quarterly in advance) having a value (determined as of the date of his or her election to such position and any anniversary thereof so long as he/she continues in such role in accordance with the methodology then used by the Corporation to determine stock compensation for purposes of its audited financial statements) of $60,000, and for the first year with an exercise price equal to the closing price of the Corporation's shares on the NASDAQ Global Market on the date immediately prior to election and having a term of seven years, as documented by a non-qualified option award agreement under the Corporation's 2006 Stock Incentive Plan, as amended; (2) a cash fee of $60,000, (3) payments to an administrative consultant for his/her use in the amount of $15,000 plus (4) $10,000 for each subsidiary board on which he/she serves at the designation of the Corporation (which amount may be charged back to such subsidiary as determined by the Board).

In December 2012, we agreed that each Director may, in his or her discretion, elect by written notice delivered on or before the first day of each calendar year (the “Election”) whether to receive, in lieu of some or all of his or her Retainer and Board fees, options to purchase that number of shares of our Common Stock as shall have a value (determined as of the first day of the calendar year for which such Election is made (the “Election Year”) in accordance with the methodology then used by the Corporation to determine stock compensation for purposes of its audited financial statements) as is equal to the applicable Retainer and Board Fees and with an exercise price equal to the fair market value of the Common Stock at the close of business on the trading day preceding the first day of the applicable Election Year. Once made, the Election shall be irrevocable for such Election Year and the options subject to the Election shall vest one-fourth upon the first day of the Election Year and one-fourth as of the first day of each of the second through fourth calendar quarters thereafter during the remainder of the Election Year.

As an employee, Mr. Moore is not entitled to separate compensation in his capacity as a director. Mr. Rimer’s consulting terms also provide that he will not receive Board fees.

Our 2006 Stock Option Plan for Non-Employee Directors, which was adopted in February 2007 and amended and restated in November 2008 and further amended effective September 2012, provides for formula grants to non-employee directors equal to an option to purchase (i) 25,000 shares of our common stock upon a member's initial appointment or election to the Board of Directors and (ii) 10,000 shares of our common stock to each director, other than newly appointed or elected directors, immediately following each annual meeting of stockholders.  The initial grant to purchase 25,000 shares of our common stock vests one-third per year for each of the three years following the date of appointment or election and the annual grant to purchase 10,000 shares vests one year from the date of grant.  Both options shall be granted at an exercise price equal to their fair market value and shall be exercisable until the earlier of (a) seven years from the date of grant or (b) 18 months from the date that the director ceases to be a director, officer, employee, or consultant.  The plan also provides for non-formula grants at the Board's discretion.  The maximum number of shares of our common stock to be issued under the plan is 600,000.  The Plan is administered by the Compensation Committee.

Beginning in 2013, if the value (the “Award Value”) of the shares granted (determined as provided above as of the date of grant) to each Director (other than a Director then having been first-elected to the Board) after each annual meeting of stockholders pursuant to the formula grant under the Corporation's 2006 Stock Option Plan for Non-Employee Directors is less than $60,000, then an additional award of options having a value (determined in the same manner as above) as is equal to the difference between $60,000 and the Award Value shall be made to each such Director pursuant to the Corporation's 2006 Stock Incentive Plan.

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 Consulting Agreement with Mr. Morgenstern

George Morgenstern, our Chairman Emeritus, has been retained as a consultant by Acorn since March 2006 primarily to provide oversight of our Israeli activities. On July 25, 2012, we extended the existing consulting agreement with Mr. Morgenstern through September 30, 2014, subject to any earlier termination as therein provided (the “Termination Date”). Previously Mr. Morgenstern's expense allowance was $56,250 per year and was paid one-third by the Company and two-thirds by the Company's DSIT subsidiary. Mr. Morgenstern continues to receive a fee of $1 per year, but his annualized, non-accountable expense allowance has been increased to $75,000. A pro rata portion thereof (i.e., a total of $6,250) is paid each month, one-half by the Corporation and one-half by DSIT. The Corporation has also agreed to cast its votes of DSIT stock for Mr. Morgenstern's election to the DSIT Board of Directors at all elections held between September 11, 2012 and the Termination Date (the “Participation Period”), unless he has resigned therefrom or been removed for cause. Mr. Morgenstern is also invited (but not required) to observe any regular meetings of the Board of Directors of the Corporation (excluding executive sessions and committee meetings) held during the Participation Period and will be paid $1,000 by us for each such meeting he attends.

Agreements with Mr. Rimer

We entered into a Consulting Agreement effective January 1, 2012 with Richard Rimer pursuant to which Mr. Rimer worked with our operating companies in developing and monitoring their business plans, provided investor relations services in Europe and helped identify acquisition and partnership opportunities. The agreement had an original term of six months ending June 30, 2012, which was extended through two amendments through December 31, 2012. Mr. Rimer received total compensation of $250,000 under the Consulting Agreement and was reimbursed certain expenses in connection with the performance of his services as approved by Mr. Moore. During the period of this Consulting Agreement, Mr. Rimer continued to receive regular director compensation retainer and meeting fees as noted above.

On July 25, 2013, Richard Rimer was elected as our Executive Vice President pursuant to a Consulting Agreement effective as of August 1, 2013 (the “Rimer CA”). Although our Compensation Committee had considered a proposal by Mr. Rimer for a longer term employment agreement, it determined that in view of the Corporation’s present revenue level and overhead expenses, it was unwilling to obligate us to a longer term contractual obligation with a second senior executive. In addition to his work developing international investor and customer interest, Mr. Rimer also serves as Chairman of our GridSense and OmniMetrix subsidiaries and is on the Board of Directors or Managers of DSIT and USSI as well.

Under the Rimer CA, Mr. Rimer received a payment of $ 215,040 for services rendered by him during 2013 prior to execution of the agreement. He also was, or will be, reimbursed in the ordinary course of business for travel and other expenses he incurred on our behalf during that time. The Rimer CA provides that Mr. Rimer will serve as our Executive Vice President for an annualized fee of $368,640, payable in equal monthly installments of $30,720, and will continue to receive business-related expense reimbursements in accordance with our policies. The term of the Rimer CA expires on March 31, 2014 unless earlier terminated as therein provided. If Mr. Rimer’s engagement is terminated without cause or by him for good reason as specified, he is entitled to be paid the fees otherwise due him through the scheduled term end (i.e., $ 30,720 per month), plus a prorated bonus based on months worked, if earned. We are obligated to inform Mr. Rimer by January 1, 2014 whether the Compensation Committee has elected not to initiate negotiations with Mr. Rimer for continuation of consulting services or the terms of an employment relationship.

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Mr. Rimer may earn a bonus up to $272,000 for the accomplishment of agreed-upon goals by December 31, 2013 as set by our Compensation Committee. The Compensation Committee will make its determination regarding any bonus award as of January 31, 2014 and may make a prorated award based on a partial percentage of accomplishment. If the engagement is still in effect at January 1, 2014, we will award Mr. Rimer options to purchase shares of our common stock with a Black-Scholes valuation of $200,000 and at an exercise price equal to the closing price on the NASDAQ Global Market as of the last trading day of 2013. Such options will have a term of seven years, and vest in equal quarterly installments over five years, subject to acceleration as provided in our usual executive award agreements. If the Rimer CA is terminated by us for cause or by Mr. Rimer without good reason, he will have three months to exercise any vested options and will forfeit all unvested options. If he terminates the Rimer CA for good reason or we do so without cause prior to its termination, all options which would have vested in the twenty-four months following such termination will accelerate and he will have one year in which to exercise them.

As part of the Rimer CA, Mr. Rimer has agreed for a period of one year not to solicit anyone to leave our or our portfolio companies’ employment. He is also responsible for funding all benefit and other taxes associated with his engagement by us, except that we will have to pay taxes on an allocated portion of our income in Switzerland so long as we maintain a consulting or employment relationship with him.

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2012 by each individual (other than Mr. Moore who is not separately compensated for Board service) who served as a director at any time during the fiscal year.

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DIRECTOR COMPENSATION IN 2012

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Joe Musanti (2)	54,000	(3)	42,383	—		96,383
George Morgenstern (4)	33,000		—	64,541	(5)	97,541
Samuel M. Zentman	44,000		42,383	—		86,383
Richard J. Giacco	44,000		42,383	—		86,383
Richard Rimer	44,000		166,013	250,000	(6)	460,013
Christopher E. Clouser	60,666	(7)	102,381	—		163,047
Mannie L. Jackson (8)	11,000		105,957	—		116,957

(1)	On September 11, 2012, Joe Musanti, Samuel M. Zentman, Richard J. Giacco, Richard Rimer and Christopher E. Clouser were each granted 10,000 options to acquire stock in the Company and Mannie L. Jackson was granted 25,000 options to acquire stock in the Company. The options have an exercise price of $8.83 and expire on September 11, 2019. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.15% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.59%. On November 13, 2012, Christopher E. Clouser was granted 16,898 options to acquire stock in the Company. The options have an exercise price of $7.60 and expire on November 13, 2019. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.04% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.84%. On December 13, 2012, Richard Rimer was granted 35,000 options to acquire stock in the Company. The options have an exercise price of $7.57 and expire on December 13, 2019. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.11% (ii) an expected term of 6.7 years (iii) an assumed volatility of 57% and (iv) an annual rate of quarterly dividends of 1.85%. All options awarded to directors in 2012 remained outstanding at fiscal year-end. As of December 31, 2012, the number of stock options held by each of the above persons was: Joe Musanti, 75,000; George Morgenstern, 57,500; Samuel M. Zentman, 75,000; Richard Giacco, 85,000; Richard Rimer, 170,000; Christopher E. Clouser, 51,878; and Mannie L. Jackson, 25,000.
(2)	Mr. Musanti resigned from the Board effective December 31, 2012 in connection with his election, effective January 1, 2013, as Chief Financial Officer of USSI and GridSense and Chief Operating Officer of GridSense.
(3)	Includes $10,000 Mr. Musanti received for services rendered as the Chairman of the Audit Committee.
(4)	Mr. Morgenstern was not nominated for reelection in 2012 and retired from our Board effective September 11, 2012. He remains our Chairman Emeritus and is the Chairman of DSIT's Board of Directors. See Consulting Agreement with Mr. Morgenstern above.
(5)	Mr. Morgenstern received a non-accountable expense allowance of $65,541 to cover travel and other expenses pursuant to a consulting agreement.
(6)	Mr. Rimer received $250,000 in accordance with his prior consulting agreement. See Consulting Agreement with Mr. Rimer above.
(7)	Mr. Clouser was appointed to be Chairman of the Board on November 13, 2012. The fees shown include $16,666 Mr. Clouser received as the pro-rata portion of his Chairman fees earned in 2012.
(8)	Mr. Jackson was elected to the Board on September 11, 2012.

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Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2012, Messrs. Giacco, Musanti (through December 13, 2012) and Clouser (beginning December 13, 2012), were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2012, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Richard Giacco
Christopher E. Clouser

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2013. Friedman LLP representatives are expected to attend the 2013 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

The following table summarized the fees billed to Acorn for professional services rendered by Friedman LLP for the years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees	$175,000	$175,000
Audit- Related Fees	9,000	39,000
Tax Fees	—	—
Other Fees	5,000	5,000
Total	$189,000	$219,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs associated with our audit.

Other Fees were for due diligence services related to our OmniMetrix acquisition. In 2011 Other Fees were for  due diligence services related to our GridSense acquisition and for a consent with respect to a capital raise.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.  The Audit Committee pre-approved all audit and non-audit services rendered by our principal accountant in 2012 and 2011.

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THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR

ENDING DECEMBER 31, 2013.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K on pages 15 to 37 in the Proxy Statement for the 2013 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 4

APPROVAL OF THE ACORN ENERGY, INC. 2006 STOCK INCENTIVE PLAN PURSUANT TO INTERNAL REVENUE CODE SECTION 162(m)

Introduction

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of executive compensation paid to each of Acorn Energy’s chief executive officer and the three other highest compensated officers (other than the chief financial officer), as determined pursuant to the executive compensation proxy statement disclosure rules, in any one year to $1 million. An exception to this limitation applies to “performance-based” compensation as defined in the U.S. Treasury regulations under Section 162(m) of the Code. This exception is referred to as the “performance-based exception.”

One element of the Acorn Energy, Inc. 2006 Stock Incentive Plan, as amended and restated to date (the "2006 Incentive Plan"), is the flexibility to grant certain awards with performance-based vesting or payment requirements that are designed to satisfy the requirements of the “performance-based exception” under Section 162(m) of the Code. These awards are in addition to other awards, such as stock options and share appreciation rights (SARs) discussed below, which are expressly authorized under the 2006 Incentive Plan and may also qualify as performance-based compensation for Code Section 162(m) purposes.

One of the requirements under the “performance-based exception” under Code Section 162(m) is stockholder approval of the plan under which the awards are granted. In the case of performance-based compensation, stockholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. Acorn Energy is required to obtain this approval for performance-based compensation at least every five years in order to enable Acorn Energy to claim an income tax deduction when it pays such awards. Acorn Energy’s stockholders last approved the material terms of the performance goals for performance-based compensation under the 2006 Incentive Plan in November 2008 when the entire plan was approved as amended and restated.

Approval Sought

At the Annual Meeting, Acorn Energy’s stockholders will be asked to approve the amended 2006 Incentive Plan, and, specifically, the material terms of the performance goals in the 2006 Incentive Plan under which performance-based compensation may be granted. For purposes of Section 162(m) of the Code, the material terms of the performance goals include:

·	The employees eligible to receive awards under the 2006 Incentive Plan;

·	A description of the business criteria on which the performance goal is based (performance measures); and

·	The maximum compensation that can be paid to an employee under the performance goal during any specified period (individual award limits).

Stockholder approval of the material terms of the performance goals in the 2006 Incentive Plan will allow the Compensation Committee the opportunity to continue to grant performance-based awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, thereby permitting the Company to claim an income tax deduction for such compensation when it is paid. Approval of this Item 4 will constitute approval of the amended 2006 Incentive Plan, and, specifically, the material terms of the performance goals in the 2006 Incentive Plan.

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We are not seeking to increase the number of shares authorized for issuance under the 2006 Incentive Plan.

As of June 30, 2013, 2,665,000 shares of common stock were authorized for issuance under the 2006 Incentive Plan, of which 1,551,553 shares were unreserved and available for issuance pursuant to future awards.

If stockholders do not approve this proposal, all terms and conditions of the 2006 Incentive Plan will remain in effect. Nothing in the 2006 Incentive Plan precludes the Compensation Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m) of the Code.

Background and Purpose

Our 2006 Incentive Plan was adopted by our Board of Directors on February 8, 2007 and became effective at that time. The Board of Directors and stockholders approved an amendment and restatement of the 2006 Incentive Plan effective November 3, 2008 and approved an increase in the number of shares authorized for awards thereunder (including an increase in stock available for incentive options) by a further amendment effective June 10, 2010. On July 25, 2011, the Board of Directors amended the 2006 Incentive Plan to provide for the automatic net exercise of options at expiration. The Board of Directors approved, subject to approval by stockholders at our 2012 Annual Meeting, a further amendment to the 2006 Incentive Plan to increase the number of shares of common stock authorized for issuance pursuant to awards under the 2006 Incentive Plan to 2,665,000. The amendment also increased the aggregate award limit for incentive stock options from 1,000,000 shares to 1,600,000 shares. Our stockholders approved the Amendment on September 11, 2012. Unless sooner terminated, the 2006 Incentive Plan will remain in effect until February 8, 2017. As of June 30, 2013, 2,665,000 shares of common stock were authorized for issuance under the 2006 Incentive Plan, of which 1,551,553 shares were unreserved and available for issuance pursuant to future awards.

We believe that an ownership culture fostered through the use of stock and stock-based awards encourages a focus on long-term performance by our executive officers and employees. The 2006 Incentive Plan was established to provide our directors, executive officers, our other employees and other service providers with equity incentives that help to align their interests with those of our stockholders. The 2006 Incentive Plan plays a critical role in the Company’s efforts to attract and retain persons of outstanding ability.

2006 Incentive Plan Benefits

Because benefits under the 2006 Incentive Plan will primarily depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by any person or group of persons if the amendment to the 2006 Incentive Plan is approved by the stockholders. On July 26, 2013, the closing price of our common stock was $8.96. See “Executive and Director Compensation – Contemplated Director and Executive Compensation Program”, for a discussion of awards which the Committee intends to grant as part of the Acorn Executive and Director Compensation Program subject availability of sufficient shares under the 2006 Incentive Plan.

Summary of the 2006 Incentive Plan

The following contains a summary of the material terms of the 2006 Incentive Plan. The summary is not a complete description of the terms of the Plan and is qualified in its entirety by reference to the actual 2006 Incentive Plan. A copy of the 2006 Incentive Plan, is attached as an appendix to the electronic version of the proxy statement filed with the SEC, which may be accessed and viewed from the SEC’s website (www.sec.gov). A copy of the 2006 Incentive Plan may also be obtained upon written request from the Secretary of the Company.

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Plan and Participant Share Limits

The maximum number of shares of common stock currently issuable under the 2006 Incentive Plan is 2,665,000, 1,113,437 of which are covered by outstanding stock option grants and 1,551,553 of which are available for issuance pursuant to future awards. Shares covered by an award are counted against the authorization only to the extent they are actually issued. Thus, shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without issuance of shares, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant.

The 2006 Incentive Plan also imposes annual per-participant award limits which the Compensation Committee must observe unless it determines that it does not wish for any awards to “covered persons” otherwise subject to such limits not to be designated as “performance based compensation” as discussed below under “Section 162(m) Million Dollar Deduction Limit”. The maximum number of shares for which options may be granted to covered persons in any calendar year is 200,000. The maximum number of shares subject to share appreciation rights (“SARs”) granted to any covered person in any calendar year is 200,000. The maximum aggregate grant to any covered person in any calendar year of restricted shares or restricted share units is 200,000 shares. The maximum aggregate grant to any covered persons in any calendar year of performance units or performance shares is 200,000 shares, or, if payable in a form other than shares, the value of 200,000 shares determined as of the earlier of the date of vesting or payout. The maximum aggregate grant to any covered persons in any calendar year of cash-based awards may not exceed $500,000. The maximum aggregate grant to any covered person in any calendar year of other share-based awards is 200,000 shares.

The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Compensation Committee (as defined in the paragraph below) to reflect share dividends, share splits, reverse share splits, and other corporate events or transactions, including without limitation distributions of shares or property other than normal cash dividends. The Compensation Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, consolidations, spin-offs and other corporate reorganizations.

Administration

The 2006 Incentive Plan is currently administered by the Compensation Committee. From time to time, the Committee seeks Board approval of certain equity based awards. The 2006 Incentive Plan may be administered by either the full Board or, at the discretion of the Board, by a committee consisting of, unless otherwise determined by the Board, no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an “independent director” for the purposes of the rules and regulations of the NASDAQ Stock Market. In the absence of a designated committee, the Board shall serve the committee function. We refer to the Compensation Committee or the Board acting in such capacity, as applicable, as the “Committee” in this Section. The Committee will have the discretionary power to interpret the terms and intent of the 2006 Incentive Plan and any Plan-related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines. Determinations of the Committee will be final and binding. The Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors. The Committee may also delegate to one or more Company officers the power to designate other employees, and third party service providers to be recipients of awards.

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Eligibility

Employees, non-employee directors, and third party service providers of the Company and its subsidiaries and/or affiliates who are selected by the Committee are eligible to participate in the 2006 Incentive Plan.

Options

The Committee may grant both incentive options (“ISOs”) and nonqualified options (“NQSOs”) under the 2006 Incentive Plan. Currently, ISOs may be granted for up to an aggregate of 1,600,000 shares under the Plan, 342,833 of which have been granted. Eligibility for ISOs is limited to employees of the Company and its subsidiaries. The exercise price for options cannot be less than the fair market value of the shares underlying such options on the date of grant (provided that the exercise price cannot be less than 110% of the fair market value of the shares on the date of grant with respect to ISOs granted to a 10% shareholder). The latest expiration date cannot be later then the tenth (10th) anniversary of the date of grant (for an ISO, the fifth anniversary of the date of grant if the recipient is a 10% shareholder). Fair market value under the 2006 Incentive Plan shall be determined by reference to the market price for the common stock on the date of the grant or on the immediately preceding trading date, as determined by the Committee. The exercise price may be paid with cash or its equivalent, with previously acquired shares (in certain circumstances, that have been held at least six months), or by other means approved by the Committee, including by means of broker-assisted cashless exercise and net exercise.

Share Appreciation Rights

The Committee may grant SARs under the 2006 Incentive Plan either alone or in tandem with options. The grant price of an SAR cannot be less than the fair market value of the shares at the time of grant. The grant price of an SAR granted in tandem with an option will be the same as the option price of the option. SARs cannot be exercised later than the tenth anniversary of the date of grant. SARs granted in tandem with ISOs are subject to special restrictions. Notwithstanding the foregoing, SARs may be granted only if the Company’s shares are traded on an established securities market at the date of grant.

Freestanding SARs may be exercised on such terms as the Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of an SAR, the holder will receive from the Company shares equal in value to the difference between the fair market value of the shares subject to the SAR, determined as described above, and the grant price.

Restricted Shares and Restricted Share Units

The Committee may award restricted shares and restricted share units. Restricted share awards consist of shares that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted share unit awards result in the transfer of shares to the participant only after specified conditions are satisfied. A holder of restricted shares is generally treated as a current shareholder (subject to the restrictions), whereas the holder of a restricted share unit award is treated as a shareholder with respect to the award only when the shares are delivered in the future. The Committee will determine the restrictions and conditions applicable to each award of restricted shares or restricted share units.

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Performance Unit and Performance Share Awards

Performance unit and performance share awards may be granted under the 2006 Incentive Plan. Performance unit awards will have an initial value that is determined by the Committee. Performance shares will have an initial value that is based on the fair market value of the shares on the date of grant. Such awards will be earned only if performance goals over performance periods established by or under the direction of the Committee are met. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance unit and performance share awards that are intended to constitute “qualified performance-based compensation” will be based upon one or more of the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity); (vii) earnings before or after taxes, interest, depreciation, and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; and (x) share price (including, but not limited to, growth measures and total shareholder return).

The Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in FASB ASC Topic 225-20 and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation. Awards may be paid in the form of cash, shares, or in any combination, as determined by the Committee.

Cash-Based Awards

The Committee may grant cash-based awards under the 2006 Incentive Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the Committee may determine that are not inconsistent with the terms of the 2006 Incentive Plan. Although based on a specified dollar amount, cash-based awards may be paid, in the Committee’s discretion, either in cash or by the delivery of shares.

Other Share-Based Awards

The Committee may grant equity-based or equity-related awards, referred to as “other share-based awards,” other than options, SARs, restricted shares, restricted share units, or performance shares. The terms and conditions of each other share-based award shall be determined by the Committee. Payment under any other share-based awards will be made in shares or cash, as determined by the Committee.

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Dividend Equivalents

The Committee may provide for the payment of dividend equivalents with respect to any shares subject to an award that have not actually been issued under the award.

Termination of Employment

The Committee will determine how each award will be treated following termination of the holder’s employment with, or service for, the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Additional Provisions

Neither ISOs nor, except as the Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

Treatment of Awards upon a Change of Control and Related Transactions

One or more awards may be subject to the terms and conditions set forth in a written agreement between the Company and a participant providing for different terms or provisions with respect to such awards upon a “Change of Control” of the Company (as that term may be defined in such written agreement), provided, that such written agreement may not increase the maximum amount of such awards.

Amendment of Awards or 2006 Incentive Plan

The Committee may at any time alter, amend, modify, suspend, or terminate the 2006 Incentive Plan or any outstanding award in whole or in part, except that no amendment of the 2006 Incentive Plan will be made without shareholder approval if shareholder approval is required by applicable law, regulation or stock exchange rule. No amendment to an award previously granted may adversely affect the rights of any participant to whom such award was granted without such participant’s consent, unless specifically provided for in the 2006 Incentive Plan. The Committee shall have the authority to modify any outstanding option award or SAR to reduce the exercise or grant price thereof.

Adjustment of Awards

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of our stock or property, combination of shares, exchange of shares (other than pursuant to a conversion of convertible securities), dividend in kind, or other like change in our capital structure or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Committee shall, proportionately and accordingly, in its sole discretion, substitute and/or adjust the number and/or kind of shares, as applicable, for which grants of options and other awards may be made under the 2006 Incentive Plan. In addition, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual award limits, and other value determinations applicable to outstanding awards shall be adjusted proportionately and accordingly by the Committee so as to prevent dilution or enlargement of participants’ rights under the 2006 Incentive Plan. The Committee may also make appropriate adjustments in the terms of any awards under the 2006 Incentive Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding awards, including modifications of performance goals and changes in the length of performance periods. Subject to certain limitations set forth in the 2006 Incentive Plan and applicable provisions of the Code, without affecting the number of shares reserved or available thereunder, the Committee may authorize the issuance or assumption of benefits under the 2006 Incentive Plan in connection with any merger, consolidation, spin-off, split-off, split-up, acquisition of our property or stock, or reorganization upon such terms and conditions as it may deem appropriate, or the Committee or the board of directors may cause any award outstanding as of the effective date of the applicable event to be cancelled in consideration of a cash payment or alternate award made to the holder of such cancelled award equal in value to the fair market value of such cancelled award. Except in the foregoing circumstances, the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

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Forfeiture Events

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a person receiving an award under the 2006 Incentive Plan knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if such person is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such person shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the twelve-month period following, the earlier of, the first public issuance, or filing with the United States Securities and Exchange Commission, of the financial document embodying such financial reporting requirement.

Awards for Non-U.S. Employees

To comply with the laws in other countries in which the Company or its subsidiaries operate or may operate or have employees, officers, directors, or third-party service providers, the Committee may establish, among other things, sub-plans under the 2006 Incentive Plan and modify the terms of the awards made to such employees, officers, directors or third-party service providers.

Material Federal Income Tax Considerations

The following is a brief summary of the principal federal income tax consequences of awards under the 2006 Incentive Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Options

An optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. However, the exercise of an ISO may in some cases trigger liability for the alternative minimum tax.

Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the shares within two (2) years after the date of the grant of the ISO and has held the shares for at least one (1) year after the date of exercise, and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an optionee dies.

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If an optionee sells ISO shares before having held them for at least one (1) year after the date of exercise and two (2) years after the date of grant (a “disqualifying disposition”), the optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of a disqualifying disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes as a result of the disqualifying disposition.

Non-qualified Options

In general, an optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such an option, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that he optionee recognizes upon the exercise of the option.

Restricted Shares

A participant who receives an award of restricted shares does not generally recognize taxable income at the time of the award. Instead, unless an election is made as described in the next paragraph, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time he or she receives restricted shares in an amount equal to the fair market value of the restricted shares (less any cash paid for the shares) on the date of the award. Any such election must be filed with the Internal Revenue Service within 30 days of the date of grant. Future appreciation on the shares will be taxed as capital gains when the shares are sold. However, if after making such an election, the shares are forfeited, the participant will be unable to claim any loss deduction.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Other Awards

In the case of an exercise of an SAR or an award of restricted share units, performance shares, performance units, share awards, or incentive awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment. In that taxable year, the Company would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

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Section 162(m) Million Dollar Deduction Limit

As discussed above, pursuant to Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid to certain “covered employees” in a taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. It is intended that future awards under the 2006 Incentive Plan made to covered employees in the form of options, performance-based restricted shares, performance shares, performance units, SARs, and cash payments under annual incentive awards will constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation, but no assurance can be made in this regard.

Section 409A Compliance

Section 409A of the Code imposes penalty taxes and interest charges on employees who receive certain deferred compensation that does not meet the requirements of Section 409A. The Company intends that awards under the 2006 Incentive Plan will meet the requirements of Section 409A, but no assurance can be made in this regard.

Withholding Taxes

Awards made to participants under the 2006 Incentive Plan may be subject to federal, state and local income tax and employment tax withholding obligations and the Company will comply with any requirements to withhold such taxes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE FOR THE APPROVAL OF THE ACORN ENERGY, INC. 2006 INCENTIVE PLAN PURSUANT TO INTERNAL REVENUE CODE SECTION 162(m)

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholders may present proposals for inclusion in the 2013 proxy statement for our annual meeting in 2014, provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than April 11, 2014.

Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2014 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 3903 Centerville Road, Wilmington, Delaware 19807.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

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ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2012, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

HEATHER K. MALLARD
Secretary
August 8, 2013
Wilmington, Delaware

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ACORN ENERGY, INC.
3903 CENTERVILLE ROAD
WILMINGTON, DE 19807

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62083-P42699 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACORN ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) John A. Moore
02) Christopher E. Clouser
03) Mannie L. Jackson
04) Robert E. McKee, III
05) Richard Rimer
06) Andrew H. Sassine
07) Samuel M. Zentman

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M62084-P42699

ACORN ENERGY, INC.
Annual Meeting of Stockholders
September 20, 2013 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John A. Moore and Christopher E. Clouser and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Energy, Inc. to be held at The Union League Club of New York, 38 East 37th Street, New York, NY 10016, on Friday, September 20, 2013, at 1:00 p.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of all the directors indicated, and for approval of proposals 2, 3 and 4.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side